February 13, 2013	Trading Symbol: LXRP-OTCQB
LXX-CNSX

Lexaria Delivers Growth in Revenues and Gross Profit

(Kelowna, BC: February 13, 2013) - Lexaria Corp. (the "Company” or “Lexaria") is pleased to announce continued growth in revenues and gross profit in the year ending October 31, 2012, as compared to previous years.

The Company improved its 2012 performance compared to 2011 and 2010 as shown.

	2012	2011	2010
Revenue:	$1,357,762	$1,133,766	$362,471
Gross Profit:	$574,494	$465,911	$88,856
Cash Flows
Before Depletion, G&A	$1,031,092	$836,110	$209,992

Revenue increased by 20% from 2011.
Gross Profit increased by 23% from 2011.
Cash Flow Before Depletion and G&A increased by 23% from 2011.
Oil Sales increased by 4% from 2011.

After G&A and all other costs including non-cash items such as depletion and non-cash compensation, the Company recorded an overall loss of $251,508 in 2012, versus an overall loss of $538,226 in 2011.

The Company received an average price of approx $108.71 per barrel of oil sold during 2012. This price is higher than many North American oil producers due to Lexaria’s advantageous position that allows it to capture an oil price that is closer to global Brent, than it is to West Texas Intermediate pricing.

Lexaria enjoyed oil netbacks of as much as $63.22 (3rd quarter) per barrel – and a weighted average of $56.36 during the entire year - higher than many companies of comparable size amongst its peer group.

Lexaria continues to believe this demonstrated efficient production of assets on this small scale can be scaled-up as the Company positions itself to maximize cash flows while exploring strategic alternatives.

The Company’s complete 2012 financial statements have been filed with the appropriate regulatory agencies both in Canada and in the USA.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD
"Chris Bunka"
Mr. Chris Bunka, Chairman

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka CEO/President
(250) 765 6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favourable for field work; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. There is no assurance that any future exploration will take place and no assurance that there are any likely locations for Belmont Lake “look-alike” fields. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the Company’s revenue growth is any indication of the potential of its Mississippi operations to deliver additional growth through either proven reserve development or potentially through exploration drilling on the Company’s large land options, or that oil production can be maintained at any particular rate.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.